Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated December 21, 2017 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appear in Broadcom Limited’s and Broadcom Cayman L.P.’s Annual Report on Form 10-K for the year ended October 29, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

December 21, 2017